Exhibit 99.1

UNITED STATES DISTRICT COURT
DISTRICT OF MASSACHUSETTS

)
PURDUE PHARMA L.P.,	)
THE P.F. LABORATORIES, INC.,	)
PURDUE PHARMACEUTICALS L.P.,	)
and RHODES TECHNOLOGIES,	)	Civil Action No.
	)	15-13099-FDS
Plaintiffs,	)
)
v.	)
)
COLLEGIUM PHARMACEUTICAL, INC,	)
)
Defendant.	)
)

ORDER GRANTING IN PART PLAINTIFFS’ MOTION FOR A PARTIAL STAY

SAYLOR, J.

Plaintiffs Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P., and Rhodes Technologies have moved for a stay of this litigation pending the outcome of an appeal in a separate matter before the United States Court of Appeals for the Federal Circuit. The dispute concerns three patents (U.S. Patent Nos. 7,674,799; 7,674,800; and 7,683,072) that have been adjudicated as invalid for obviousness under 35 U.S.C. § 103 by the United States District Court for the Southern District of New York. See Purdue Pharma L.P., et al. v. Teva Pharm., USA, Inc., 994 F. Supp. 2d 367 (S.D.N.Y. 2014). That finding is presently on appeal to the United States Court of Appeals for the Federal Circuit. Defendant Collegium Pharmaceutical, Inc. has cross-moved for partial judgment on the pleadings and for entry of final judgment under Fed. R. Civ. P. 54(b) on the ground that the New York court’s ruling should have an issue-preclusion (or collateral estoppel) effect here. See Pharmacia & Upjohn Co. v. Mylan Pharm., Inc., 170 F.3d 1373, 1381 (Fed. Cir. 1999) (noting “[t]he established rule in the federal courts . . . that a final judgment retains all of its res judicata consequences pending decision of the appeal”; Mendenhall v. Barber-Greene Co., 26 F.3d 1573, 1577 (Fed. Cir. 1994) (noting that “the Supreme Court [has] ruled that once the claims of a patent are held invalid in a suit involving one alleged infringer, an unrelated party who is sued for infringement of those claims may reap the benefit of the invalidity decision under principles of collateral estoppel”).

Collegium contends that its accused product, a pharmaceutical, is essentially awaiting final FDA approval, and that it cannot obtain that approval until either (1) 30 months have passed since the filing of a patent infringement suit or (2) the district court enters final judgment of invalidity or non-infringement. See 35 U.S.C. § 355(c)(3)(C). Collegium contends that the finding of invalidity should be given an issue-preclusion effect, notwithstanding the appeal, and that the imposition of a stay is unwarranted and will unfairly force it to delay the launch of its product. It appears that for a variety of technical and practical reasons, Collegium would not likely be able to launch its product any earlier than April 16, 2016.

Normally, a stay of litigation is the appropriate method to preserve the status quo when the outcome of an appeal in another case may be dispositive of the current proceeding. See, e.g., Hewlett-Packard Co. v. Berg, 61 F.3d 101, 105 (1st Cir. 1995). This case, however, presents some unusual circumstances. The Federal Circuit heard argument on the appeal on November 3, 2015. It is, of course, unclear when the Federal Circuit will issue its ruling, and what that ruling will be; nonetheless, there is a substantial possibility that it will issue its decision before April 2016. In the meantime, a court of competent jurisdiction has found the patents invalid after a three-week bench trial, and this Court cannot lightly assume that the finding of invalidity will be reversed. There is thus a substantial possibility that the sale of a new and potentially beneficial pharmaceutical may be delayed without good cause if the Court grants plaintiffs’ motion to stay the case.

Conversely, if the Court grants Collegium’s motion, and subsequently one or more of the patents are found to be valid (assuming Collegium is found to have infringed those patents), plaintiffs will suffer an injury. While that injury could be addressed through money damages and, if appropriate, a preliminary and permanent injunction, plaintiffs would suffer an injury nonetheless. Plaintiffs may also (although it is by no means clear) lose the benefit of the 30-month stay under 35 U.S.C. § 355(c)(3)(C) if the judgment is reversed on appeal. See Sanofi-Aventis v. FDA, 725 F. Supp. 2d 92, 99 (D.D.C. 2010) (concluding that the 30-month stay is terminated by a later, second judgment “without regard to the appellate process” of the first judgment).

Under the circumstances, the Court will take a relatively cautious approach. In the short term, it will impose a stay of these proceedings, as a stay appears justified and reasonable given the consequences to plaintiffs—and the efficiency of the litigation as a whole—that a judgment by this Court would immediately cause. Over time, however, the equities of continuing the stay may well change. If the Federal Circuit still has not ruled as the prospective Collegium launch date in April 2016 becomes ever closer, it may well be appropriate for the Court to lift the stay and enter a final judgment based on issue-preclusion principles in order to permit Collegium to obtain final FDA approval and enter the market with its new product.(1) For at least the next two months, however, the balance of equities favors imposition of a stay pending a ruling from the Federal Circuit. A stay of that duration appears unlikely to harm Collegium or delay the release of its product.

(1) If the Court eventually adopts Collegium’s proposal, it may be a relatively simple matter to unwind any entry of final judgment by this Court. Collegium has represented to the Court that if the Federal Circuit reverses the New York court’s finding of invalidity, any judgment of this Court giving collateral estoppel effect to the New York court’s judgment should be vacated without undue delay. Collegium has further represented to the Court that if plaintiffs file an appeal of any judgment entered in this proceeding, a stay of that appeal pending a decision on the merits by the Federal Circuit would be appropriate.

The Court will therefore impose a partial stay of this proceeding (assuming that the Federal Circuit has not ruled) until February 25, 2016. On that date, the Court will hold a further hearing to determine whether the stay should be continued or final judgment should enter for Collegium as to its First Claim for Relief.

Accordingly, and for the foregoing reasons, plaintiffs’ cross-motion to stay is GRANTED IN PART. This matter, including a disposition of defendant’s motion for partial judgment on the pleadings and for entry of final judgment, is hereby STAYED pending the February 25, 2016 status conference. The Court reserves judgment on the issue whether the stay should continue beyond that date. Should the United States Court of Appeals for the Federal Circuit issue a decision in Purdue Pharma L.P. v. Epic Pharma, LLC, No. 2014-1294 before that date, the parties are directed to provide the Court with a copy of that decision promptly, and to notify the clerk as to whether a hearing or conference should be held prior to February 25.

So Ordered.

/s/ F. Dennis Saylor IV
F. Dennis Saylor IV
Dated: December 23, 2015	United States District Judge